EXHIBIT 99

JOINT FILING AGREEMENT

Fischer Investments, L.L.C. and Mark A. Fischer hereby agree that the Schedule 13G to which this agreement is attached is filed on behalf of each of them.

FISCHER INVESTMENTS, L.L.C.

By:	MARK A. FISCHER
Mark A. Fischer, Manager

MARK A. FISCHER
Mark A. Fischer